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                                                                   Exhibit 12


                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    For the Twelve Months Ended March 31, 1994
                             (Thousands of Dollars)


                                               Twelve Months
                                                  Ended
                                               March 31, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $ 78,682
  Amortization of debt premium, discount
   and expense (net)......................         1,748
  Interest on debt to affiliate...........            83
  Other interest expense..................         4,089
  Interest component of rentals...........         2,934

      Total Fixed Charges (A).............      $ 87,536


Earnings, as defined:
  Income..................................      $154,489
  Income taxes............................        89,277
  Total fixed charges above...............        87,536

      Total Earnings (B)..................      $331,302

Ratio of Earnings to fixed charges (B/A)..          3.78


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